Filed Pursuant to Rule 433
Registration No. 333-197710
Registration No. 333-197710-01
August 16, 2016

PRICING TERM SHEET

2.950% Medium-Term Notes due 2026
Issuer:	UDR, Inc.
Security:	2.950% Medium-Term Notes due 2026
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Size:	$300,000,000
Maturity Date:	September 1, 2026
Coupon:	2.950%
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2017
Price to Public:	100.000% plus accrued interest from August 23, 2016
Denominations:	$1,000 and integral multiples of $1,000
Benchmark Treasury:	1.500% due August 15, 2026
Benchmark Treasury Price/Yield:	99-10 / 1.575%
Spread to Benchmark Treasury:	T+137.5 bps
Yield:	2.950%
Make-Whole Call:	T+25 bps; redemption at par plus accrued and unpaid interest on or after June 1, 2026 as set forth in the preliminary pricing supplement
Trade Date:	August 16, 2016
Settlement Date:
August 23, 2016 (T+5); since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

CUSIP:	90265EAL4
ISIN:	US90265EAL48
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Co-Managers:	PNC Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.